Exhibit 99.8

Consent to be Named as a Director

In connection with the filing by Gelteq Limited of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a director to the board of directors of Gelteq Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 24, 2023

/s/ Prof. David A. V. Morton
Prof. David A.V. Morton